                                                                      EXHIBIT 11
                          BORLAND INTERNATIONAL, INC.

                 COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)
                                  (unaudited)



                                                                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                                     --------------------  --------------------
                                                                       1997       1996       1997       1996
                                                                     --------  ----------  --------  ----------
Net income (loss)                                                    $ 1,518    $(14,310)  $ 1,597    $(36,119)
Accretion attributable to warrants relating to the manditorily
 redeemable convertible preferred stock                                 (383)          -      (383)          -
                                                                     -------    --------   -------    --------
Net income (loss) available to common stockholders                   $ 1,135    $(14,310)  $ 1,214    $(36,119)
                                                                     =======    ========   =======    ========
Weighted average shares outstanding:
  Common stock                                                        38,200      36,319    37,659      36,293
  Common stock issuable upon exercise of options
      and warrants                                                       901           -     1,405           -
                                                                     -------    --------   -------    --------
Weighted average common shares and equivalents                        39,101      36,319    39,064      36,293
                                                                     =======    ========   =======    ========
Net income (loss) per share                                            $0.03    $  (0.40)    $0.03    $  (1.00)
                                                                     =======    ========   =======    ========


       (1) This exhibit should be read in conjunction with "Note 2 - Net Income (Loss) Per Share" of the "Notes to Condensed Consolidated Financial Statements".